UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): September 16, 2005

Urologix, Inc.

(Exact name of Registrant as Specified in its Charter)

Minnesota

(State Or Other Jurisdiction Of Incorporation)

000-28414	41-1697237
(Commission File Number)	(I.R.S. Employer Identification No.)

14405 21st Avenue North Minneapolis, MN	55447
(Address Of Principal Executive Offices)	(Zip Code)

(763) 475-1400

Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items under Sections 1-3 and 5-7 are not applicable and therefore omitted.

ITEM 4.02	NON-RELIANCE ON PREVIOUSLY ISSUED FINANCIAL STATEMENTS OR A RELATED AUDIT REPORT OR COMPLETED INTERIM REVIEW.

On September 16, 2005, management of the Company concluded, with the approval of the Audit Committee of the Board of Directors of the Company (the “Audit Committee”), that its audited financial statements for the fiscal years ended June 30, 2002, 2003 and 2004 and the unaudited financial statements for the quarterly periods ended September 30, 2004 and 2003, December 31, 2004 and 2003 and March 31, 2005 and 2004 (the “Relevant Periods”) are required to be restated in order to reflect additional tax expense associated with the deferred tax liability related to goodwill and trademarks that arose in the Relevant Periods. Because of the restatement, the Company’s previously issued financial statements for the Relevant Periods, which are included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2004 and the Quarterly Reports on Form 10-Q filed with respect to the Relevant Periods, should no longer be relied upon.

Beginning July 1, 2002, the Company accounted for its deferred tax liability related to goodwill and trademarks as reversing against the deferred tax asset relating to the Company’s net operating loss carryforwards and thus no net deferred tax liability was recorded. Following Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, the deferred tax liability related to the Company’s goodwill and trademarks should have been considered as a liability related to an asset with an indefinite life which could not support the realization of deferred tax assets with a finite life such as that related to a net operating loss. Therefore, the Company will record additional deferred tax expense to increase its deferred tax asset valuation allowance in each of the Relevant Periods. These non-cash adjustments are expected to increase tax expense and reduce net earnings by approximately $300,000 for each of the full fiscal years ended June 30, 2002, 2003 and 2004, respectively, and to increase tax expense and decrease net earnings reported by the Company in its earnings release on August 17, 2005 for its fiscal year ended June 30, 2005 by approximately $300,000. These adjustments will increase tax expense and reduce net earnings by approximately $75,000 for each of the quarters in the Relevant Periods. The cumulative amount of the long-term deferred tax liability at June 30 2005 is expected to be approximately $1.2 million. These adjustments will have no effect on cash from operating activities or on net income before taxes.

On September 16, 2005, the Audit Committee of the Company’s Board of Directors and management of the Company reviewed and discussed the adjustments to tax expense, the long-term deferred tax liability and the deferred tax asset valuation allowance required to correct the error described above. Representatives of the Company’s independent registered public accounting firm, KPMG LLP, also attended the meeting and discussed the matters disclosed in this Current Report on Form 8-K with the Audit Committee.

Accordingly, the Company will file an amendment to the Forms 10-Q for the Relevant Periods and an amendment to the Form 10-K for the fiscal year ended June 30, 2004 with the Securities and Exchange Commission to reflect the revised accounting treatment of the deferred tax liability related to goodwill and trademarks.

After reviewing the circumstances leading up to the restatement, the Company and the Audit Committee believe that the errors were inadvertent and unintentional. The Company is also reviewing its internal control processes to determine whether there exists a material weakness in internal control over financial reporting with respect to accounting for income taxes.

ITEM 8.01	OTHER EVENTS

As disclosed in its press release of September 16, 2005, the Company revised its earnings guidance for fiscal year 2006 in light of the restatement discussed in Item 4.02 above. The Company now expects fiscal 2006 diluted earnings per share of $0.13 to $0.17, including the impact of equity-based compensation expense of approximately $1.5 million to $1.6 million. This guidance assumes an income tax rate of approximately 16 to 19%. The Company’s revenue guidance of $28 to $31 million for fiscal 2006 remains unchanged.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

Exhibit No.	Description
99.1	Press Release issued on September 16, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

UROLOGIX, INC.

By:	/s/ FRED B. PARKS
Fred B. Parks
Chief Executive Officer

Date: September 16, 2005